Exhibit 4.27

Summary of the Share Purchase and Sale Agreement entered into between Amazônia Energia Participações S.A. and Construtora Queiroz Galvão S.A., Construtora OAS Ltda., Contern Construções e Comércio Ltda, Cetenco Engenharia S.A., Galvão Engenharia S.A. and J. Malucelli Construtora de Obras S.A., for shares in Norte Energia S.A.

On October 25, 2011, Companhia Energética de Minas Gerais – CEMIG (“Cemig”) and Light S.A. (“Light”), through Amazônia Energia Participações S.A. (“Amazônia Energia”) entered into a Share Purchase and Sale Agreement for the purchase of Norte Energia S.A (“Norte Energia”). The Agreement was signed with six companies holding, in aggregate, 9.77% ownership of Norte Energia S.A, a corporation holding the concession for construction and commercial operation of the Belo Monte Hydroelectric Plant, on the Xingu River in the State of Pará (the “Belo Monte Plant”).

The stockholders of Amazônia Energia Participações S.A. are Light S.A. (with 25.5% of the total share capital) and Cemig Geração e Transmissão S.A. (“Cemig GT”), a wholly-owned subsidiary of Cemig (with 74.5% of the total share capital). Amazônia Energia Participações S.A. will acquire, from the Vendors, the following equity interests in Norte Energia:

(i)                                     Construtora Queiroz Galvão S.A.: 2.51%;

(ii)                                  Construtora OAS Ltda.: 2.51%;

(iii)                               Contern Construções e Comércio Ltda.: 1.25%;

(iv)                              Cetenco Engenharia S.A.: 1.25%;

(v)                                 Galvão Engenharia S.A.: 1.25%; and

(vi)                              J. Malucelli Construtora de Obras S.A.: 1%.

The acquisition price was R$ 118.69 million, payable within five business days after signature of the agreements, for a 9.77% interest in Norte Energia.

The acquisition price corresponds to the amounts of capital injected by the Vendors, adjusted by the IPCA inflation index up to October 26, 2011.

Under the Stockholders’ Agreement of Norte Energia, Amazônia Energia will have the right to appoint

•                  one member of the Board of Directors (and his/her substitute member),

•                  one member of each Committee of the Board of Directors,

•                  the Chief Management Officer, and

•                  one member of the Audit Board, in a rotating system with other stockholders.

The entry of Amazônia Energia Participações S.A. as stockholder of Norte Energia in substitution of the Vendors was approved by the Extraordinary General Meeting of Stockholders of Norte Energia held on that date.

The National Electricity Agency (Agência Nacional de Energia Elétrica, or Aneel) will be duly advised of the transaction, and the transaction was approved by the Economic Defense Administrative Council (Conselho Administrativo de Defesa Econômica, or Cade), in accordance with Law 8884/94.